Exhibit 99.1

Diamond Foods Reports Fourth Quarter and Fiscal Year 2013 Financial Results

SAN FRANCISCO, September 30, 2013 (GLOBE NEWSWIRE) — Diamond Foods, Inc. (NASDAQ: DMND) (“Diamond”) today reported financial results for its fiscal 2013 fourth quarter and year ended July 31, 2013.

Fourth Quarter Fiscal 2013 Highlights

•	Net sales decreased 10.8% to $199.8 million

•	Snacks sales increased 3.3% to $117.1 million and Nuts sales decreased 25.2% to $82.7 million

•	Gross margin was 26.6% compared to 18.9%

•	Net loss was $147.1 million and non-GAAP net income was $2.3 million*

•	Adjusted EBITDA increased 12.5% to $24.6 million

Fiscal 2013 Highlights

•	Net sales decreased 12.0% to $864.0 million

•	Snacks sales increased 3.0% to $438.0 million and Nuts sales decreased 23.4% to $426.1 million

•	Gross margin was 23.8% compared to 18.3%

•	Net loss was $163.2 million and non-GAAP net income was $9.7 million*

•	Adjusted EBITDA increased 28.2% to $101.7 million

(All comparisons above are to the fourth quarter and fiscal year 2012/* non-GAAP financial measures are reconciled in the table below)

“Our cost savings and net price realization strategies helped us generate improved results for the fourth quarter and fiscal year,” said Brian Driscoll, President and CEO. “We remain intently focused on these productivity initiatives to help support our future brand innovation and to address potential commodity headwinds in fiscal 2014. In addition, we believe the proposed settlement of the securities class action lawsuit is an important first step in our ability to normalize our capital structure.”

Fourth Quarter Fiscal 2013

Net sales decreased 10.8% to $199.8 million compared to $224.0 million in the prior year period and gross profit as a percent of net sales was 26.6% compared to 18.9% last year.

Net loss was $147.1 million, a loss of $6.71 per share on a fully diluted basis. During the quarter, Diamond incurred $96.1 million in expenses related to the settlement of the securities class action lawsuit, a $36.0 million non-cash impairment to Kettle U.S. other intangible assets, a $20.6 million charge related to a change in the fair value of the Oaktree warrant liability and $6.6 million for consulting and legal expenses. Excluding these charges, non-GAAP net income for the fourth quarter was $2.3 million and non-GAAP fully diluted earnings per share was $0.09. Adjusted EBITDA was $24.6 million compared to $21.8 million in the prior year period an increase of 12.5%. EBITDA is a non-GAAP financial measure. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures.

Fiscal 2013

Net sales decreased 12.0% to $864.0 million compared to $981.4 million in the prior fiscal year and gross profit as a percent of net sales was 23.8% compared to 18.3% last year.

Net loss was $163.2 million and fully diluted loss per share was $7.48. During the fiscal year, Diamond incurred $96.1 million in expenses to settle the securities class action lawsuit and $35.4 million of adjustments to SG&A expenses primarily including restatement and related legal costs. The Company also incurred $37.6 million in non-cash impairment charges and an $11.3 million charge as a result of the change in the fair value of the Oaktree warrant liability. Excluding these charges, non-GAAP net income was $9.7 million and non-GAAP fully diluted earnings per share was $0.40. Adjusted EBITDA was $101.7 million compared to $79.4 million in the prior fiscal year an increase of 28.2%.

As of July 31, 2013, net debt outstanding was $585.1 million, including the Oaktree debt at its carrying value. Cash and availability on Diamond’s bank revolving line of credit on July 31, 2013 was approximately $74.5 million.

In fiscal 2013, the Company remediated the material weaknesses first identified in Form 10-K/A filed on November 14, 2012. The Company currently has outstanding material weaknesses as to complex and non-routine transactions and IT system access rights for journal entries. Additional information regarding the Company’s internal controls will be provided in its Annual Report on Form 10-K for fiscal 2013.

Segment Review

The Company has two reportable segments: Snacks and Nuts. The Snacks segment includes products sold under the Kettle U.S., Kettle U.K. and Pop Secret brands. The Nuts segment includes products sold under the Diamond of California and Emerald brands.

Snacks Segment: Net sales during the fourth quarter increased 3.3% to $117.1 million compared to prior year period. Gross profit during the fourth quarter was $42.3 million, 36.1% of net sales, compared to $36.6 million, 32.3% of net sales, in the prior year period.

Net sales for fiscal 2013 increased 3.0% to $438.0 million compared to the prior fiscal year. Gross profit for fiscal 2013 was $152.1 million, 34.7% of net sales, compared to $128.1 million, 30.1% of net sales, for the prior fiscal year.

Nuts Segment: Net sales during the fourth quarter decreased 25.2% to $82.7 million compared to the prior year period. Gross profit during the fourth quarter was $10.7 million, 13.0% of net sales, compared to $5.7 million, 5.1% of net sales, in the prior year period.

Net sales for fiscal 2013 decreased 23.4% to $426.1 million compared to the prior fiscal year. Gross profit for fiscal 2013 was $53.4 million, 12.5% of net sales, compared to $51.6 million, 9.3% of net sales, for the prior fiscal year.

Outlook

In the first quarter, the Company expects to face significant sales and contribution headwinds including costs associated with the Emerald re-launch and lower walnut supply. Despite expected increases in tree nut costs, fiscal 2014 is expected to be a year of earnings improvement as additional benefits from the execution of the multi-year turnaround strategy are realized.

Conference Call

The Company will host a conference call with members of the executive management team to discuss these results with additional comments and details. The conference call is scheduled to begin today at 4:30 p.m. ET. To participate on the live call listeners in North America may dial (888) 455-2263 and international listeners may dial (719) 325-2464.

In addition, the call will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company’s website at http://www.diamondfoods.com and will be archived online through October 14, 2013. A telephonic playback will be available from 7:30 p.m. ET, September 30, 2013, through October 14, 2013. North America listeners may dial (877) 870-5176 and international listeners may dial (858) 384-5517; the passcode is 9269722.

About Diamond Foods

Diamond Foods is an innovative packaged food company focused on building and energizing brands including Kettle® Chips, Emerald® snack nuts, Pop Secret® popcorn, and Diamond of California® nuts. Diamond’s products are distributed in a wide range of stores where snacks and culinary nuts are sold. For more information, visit the Company’s corporate web site: www.diamondfoods.com.

Note Regarding Forward-looking Statements

This press release includes forward-looking statements, including statements about our financial filings and results, future brand innovation, commodity headwinds, prospects for obtaining required approvals for the proposed class action lawsuit settlement, normalizing our capital structure, future sales, margin and earnings and execution of our turnaround strategy. These forward-looking statements are based on our assumptions, expectations and projections about future events only as of the date of this press release, and we make such forward-looking statements pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Many of our forward-looking statements include discussions of trends and anticipated developments under the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the periodic reports that we file with the SEC. We use the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “may” and other similar expressions to identify forward-looking statements that discuss our future expectations, contain projections of our results of operations or financial condition or state other “forward-looking” information. You also should carefully consider other cautionary statements elsewhere in this press release and in other documents we file from time to time with the SEC. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release. Actual results may differ materially from what we currently expect because of many risks and uncertainties, such as: failure to obtain necessary approvals for the securities class action litigation settlement, risks relating to our leverage and its effect on our ability to respond to changes in our business, markets and industry; increase in the cost of our debt; ability to raise additional capital and possible dilutive impact of raising such capital; risks relating to litigation and regulatory proceedings; uncertainties relating to relations with growers; availability and cost of walnuts and other raw materials; increasing competition and possible loss of key customers; and general economic and capital markets conditions.

Financial Summary

Summarized Statement of Operations:

	Three months ended July 31,		Twelve months ended July 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
Net sales	$199,801	$223,989	$864,012	$981,418

Cost of sales	146,743	181,725	658,489	801,697

Gross profit	53,058	42,264	205,523	179,721

Operating expenses:

Selling, general and administrative	129,152	33,580	233,373	130,599

Advertising	12,166	6,379	41,528	37,933

Acquisition and integration related expenses	—	693	—	41,334

(Gain) loss on warrant liability	20,562	10,360	11,326	10,360

Asset Impairment	36,000	10,132	37,560	10,132

Total operating expenses	197,880	61,144	323,787	230,358

Income (loss) from operations	(144,822)	(18,800)	(118,264)	(50,637)

Interest expense, net	15,240	14,043	57,925	33,976

Income (loss) before income taxes	(160,062)	(32,923)	(176,189)	(84,613)

Income taxes (benefit)	(13,000)	13	(12,957)	1,723

Net (loss)	$(147,062)	$(32,936)	$(163,232)	$(86,336)

Earnings (loss) per share (EPS):

Basic	$(6.71)	$(1.52)	$(7.48)	$(3.98)

Diluted	$(6.71)	$(1.52)	$(7.48)	$(3.98)

Shares used to compute EPS:

Basic	21,905	21,733	21,813	21,692

Diluted	21,905	21,733	21,813	21,692

Segment Information:

	Three months ended		% Change	Twelve months ended		% Change
	July, 31		From	July 31,		From
(in thousands)	2013	2012	2012 to 2013	2013	2012	2012 to 2013
Net sales

Snacks	$117,090	$113,371	3.3%	$437,955	$425,175	3.0%

Nuts	82,711	110,618	-25.2%	426,057	556,243	-23.4%

Total	199,801	223,989	-10.8%	864,012	981,418	-12.0%

Gross profit

Snacks	42,321	36,569	15.7%	152,133	128,122	18.7%

Nuts	10,737	5,695	88.5%	53,390	51,599	3.5%

Total	$53,058	$42,264	25.5%	$205,523	$179,721	14.4%

Summarized Balance Sheet Data:

	July 31,
(in thousands)	2013	2012
Total current assets	$231,105	$278,196

Restricted cash	—	6,386

Property, plant and equipment, net	132,225	146,944

Goodwill	401,125	403,158

Other intangible assets, net	388,084	437,021

Other long-term assets	19,776	26,537

Total assets	$1,172,315	$1,299,349

Total current liabilities	$290,645	$216,609

Long-term obligations	585,077	599,598

Deferred income taxes	106,767	127,024

Other liabilities	23,106	31,324

Total stockholders’ equity	166,720	324,794

Total liabilities and stockholders’ equity	$1,172,315	$1,299,349

Non-GAAP Financial Information

Reconciliation of Income (Loss) Before Income Taxes to Non-GAAP EPS:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands, except per share amounts)	2013	2012	2013	2012
GAAP income (loss) before income taxes	($160,062)	$(32,923)	($176,189)	$(84,613)

(Gain) Loss on warrant liability	20,562	10,360	11,326	10,360

Asset impairments	36,000	10,132	37,560	10,132

Reduction of liability due to lease assignment	—	—	(1,319)	—

Adjustment to exclude forbearance fee	—	438	—	1,444

Adjustment to remove costs associated with acquisitions and integrations	—	694	—	41,334

Retention stock-based compensation		613		1,059

Adjustments to SG&A expenses (1)	102,767	10,043	132,869	30,632

Non-GAAP income before income taxes	(733)	(643)	4,247	10,348

GAAP income taxes (benefit)	(13,000)	13	(12,957)	1,723

Tax effect of Non-GAAP adjustments	10,012	(1,691)	7,463	(4,111)

Non-GAAP income taxes (benefit)	(2,988)	(1,678)	(5,494)	(2,388)

Non-GAAP net income (loss)	$2,255	$1,035	$9,741	$12,736

Non-GAAP EPS-diluted	$0.09	$0.05	$0.40	$0.58

Shares used in computing Non-GAAP EPS-diluted	24,486	22,116	24,096	22,078

(1)	Adjustments to SG&A expenses for fourth quarter of fiscal 2013 are related to the $96.1 million settlement of the private securities class action lawsuit, consulting and legal fees, and Fishers plant closure costs. Adjustments to SG&A expenses for the fourth quarter of fiscal 2012 are related to audit committee investigation, restatement, and related expenses, $0.4 million in forbearance fee, $2.1 million in stock-based compensation, of which, $0.6 million is retention stock-based compensation, and $0.7 million primarily due to the proposed acquisition of Pringles. Adjustments to SG&A expenses for the full year fiscal 2013 are related to the $96.1 million settlement of the private securities class action lawsuit, audit committee investigation, restatement-related expenses, legal investigation expenses, consulting fees, accrued contract termination expenses, retention and severance accruals, and Fishers plant closure costs. These expenses are partially offset by the clawback of bonuses paid to a former CEO and the reversal of certain previously recorded stock compensation expenses associated with former executives. Adjustments to SG&A expenses for full year fiscal 2012 are related to audit committee investigation, restatement, related expenses, $1.4 million in forbearance fee, $9.2 million in stock-based compensation, of which, $1.1 million is retention stock-based compensation, and $41.3 million primarily due to the integration of Kettle and the proposed acquisition of Pringles.

Reconciliation of Net Income (Loss) to Adjusted EBITDA:

	Three months ended		Twelve months ended
	July 31,		July 31,
(in thousands)	2013	2012	2013	2012
Net income (loss)	($147,062)	$(32,936)	$(163,232)	$(86,336)

Income taxes (benefit)	(13,000)	13	(12,957)	1,723

Income (loss) before income taxes	(160,062)	(32,923)	(176,189)	(84,613)

Interest expense, net	15,240	14,043	57,925	33,976

Income (loss) from operations	(144,822)	(18,880)	(118,264)	(50,637)

Costs associated with acquisitions and integrations	—	693	—	41,334

Reduction of liability due to lease assignment	—	—	(1,319)	—

Asset impairments	36,000	10,132	37,560	10,132

(Gain) Loss on warrant liability	20,562	10,360	11,326	10,360

Adjustments to SG&A expenses (1)	102,767	10,043	134,664	30,632

Stock-based compensation expense (2)	1,742	2,064	4,229	9,206

Depreciation and amortization	8,315	7,423	33,525	28,347

Adjusted EBITDA	$24,564	$21,835	$101,721	$79,374

(1)	Fiscal 2013 SG&A expenses includes the $96.1 million to settle the private securities class action lawsuit which was recorded in Q4:13. The settlement included a cash amount of $11.0 million and a stock settlement valued at $85.1 million at the close of market on August 20, 2013 as set forth in the settlement preliminary approval motion. Other adjustments to SG&A are provided in footnote 1 to the Reconciliation of Income (Loss) Before Income Taxes to Non-GAAP EPS.
(2)	Stock-based compensation for the fiscal 2013 included a $2.5 million reversal of certain previously recorded stock compensation expenses associated with former executives.

About Diamond’s Non-GAAP Financial Measures

This release contains non-GAAP financial measures of Diamond’s performance (“non-GAAP measures”) for different periods. Non-GAAP financial measures should not be considered as a substitute for financial measures prepared in accordance with GAAP. Diamond’s non-GAAP financial measures do not reflect a comprehensive system of accounting, and differ both from GAAP financial measures and from non-GAAP financial measures used by other companies. Diamond urges investors to review its reconciliation of non-GAAP financial measures to GAAP financial measures, and its financial statements to evaluate its business.

Diamond believes that its non-GAAP financial measures provide meaningful information regarding operating results because they do not include amounts that Diamond excludes when monitoring operating results and assessing performance of the business. Diamond believes that its non-GAAP financial measures also facilitate comparison of results for current periods and business outlook for future periods.

Adjusted EBITDA is used by management as a measure of operating performance. Adjusted EBITDA is defined as net income before interest expense, income taxes, stock-based compensation, depreciation, amortization, and other non-operating expenses, including the aforementioned expenses related to the proposed settlement of the private securities class action case, asset impairment expense, Oaktree warrant liability expenses, SG&A expenses primarily related to audit committee investigation, restatement and related expenses, and Kettle integration and Pringles acquisition expenses. We believe that Adjusted EBITDA is useful as an indicator of ongoing operating performance. As a result, some management reports feature Adjusted EBITDA, in conjunction with traditional GAAP measures, as part of our overall assessment of company performance.

Diamond’s management uses non-GAAP financial measures in internal reports used to monitor and make decisions about its business, such as monthly financial reports prepared for management. The principal limitation of the non-GAAP measures is that they exclude significant expenses and other amounts required under GAAP. They also reflect the exercise of management’s judgments about which adjustments are appropriately made. To mitigate this limitation, Diamond presents the non-GAAP measures in connection with GAAP results, and recommends that investors do not give undue weight to them. Diamond believes that non-GAAP measures provide useful information to investors by allowing them to view Diamond’s business through the eyes of management, facilitating comparison of results across historical and future periods, and providing a focus on the underlying operating performance of the business.

Contact

Investors:

ICR

Katie Turner

Rohan Patkar

415-230-7952

Media:

ICR

Anton Nicholas

Jessica Liddell

415-445-7431